UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2016

ROYAL ENERGY RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52547	11-3480036
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

56 Broad Street, Suite 2, Charleston, SC 29401

(Address of principal executive offices) (Zip Code)

(843) 900-7693

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Acquisition of Controlling Interest in Rhino Resource Partners, LP

On January 21, 2016 Royal Energy Resources, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Wexford Capital, LP, and certain of its affiliates (collectively, “Wexford”), under which the Company agreed to purchase, and Wexford agreed to sell, a controlling interest in Rhino Resource Partners, LP (“Rhino”) in two separate transactions. Pursuant to the Purchase Agreement, the Company purchased 6,769,112 Common Units of Rhino from three holders for total consideration of $3,500,000. The Common Units purchased by the Company represent approximately 40.0% of the issued and outstanding Common Units of Rhino, and 23.1% of the total outstanding Common Units and Subordinated Units. The Subordinated Units are convertible into Common Units on a one for one basis upon the occurrence of certain conditions.

At a second closing held on March 17, 2016, the Company purchased all of the membership interests of Rhino GP, LLC, and 9,455,252 Subordinated Units of Rhino from two holders thereof, for aggregate consideration of $1,000,000. The Subordinated Units purchased by the Company represent approximately 76.5% of the issued and outstanding Subordinated Units of Rhino, and when combined with the Common Units already owned by the Company, result in the Company owning approximately 55.4% of the outstanding Units of Rhino. Rhino GP, LLC is the general partner of Rhino, and in that capacity controls Rhino.

Rhino’s Common Units currently trade on the OTCQB Marketplace under the symbol “RHNO.” Rhino’s Common Units previously traded on the NYSE until December 17, 2015, when the NYSE suspended trading after Rhino failed to maintain an average global market capitalization over a consecutive 30 trading-day period of at least $15 million for its Common Units. The NYSE’s decision to delist the Common Units is currently under appeal.

Rhino is a diversified energy limited partnership formed in Delaware that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces, processes and sells high quality coal of various steam and metallurgical grades. Rhino markets its steam coal primarily to electric utility companies as fuel for their steam powered generators. Customers for its metallurgical coal are primarily steel and coke producers who use its coal to produce coke, which is used as a raw material in the steel manufacturing process. In addition to operating coal properties, Rhino manages and leases coal properties and collect royalties from those management and leasing activities. Rhino’s business includes investments in oilfield services for independent oil and natural gas producers and land-based drilling contractors in North America. The investments provide completion and production services including pressure pumping, pressure control, flowback, and equipment rental services, as well as produces and sell natural sand proppant for hydraulic fracturing.

Rhino has a geographically diverse asset base with coal reserves located in Central Appalachia, Northern Appalachia, the Illinois Basin and the Western Bituminous region. As of December 31, 2014, Rhino controlled an estimated 480.0 million tons of proven and probable coal reserves, consisting of an estimated 425.1 million tons of steam coal and an estimated 54.9 million tons of metallurgical coal. In addition, as of December 31, 2014, Rhino controlled an estimated 290.0 million tons of non-reserve coal deposits.

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During the nine months ended September 30, 2015, Rhino operated nine mines, including four underground and five surface mines, located in Kentucky, Ohio, West Virginia and Utah. However, in the third quarter of 2015, Rhino temporarily idled a majority of its Central Appalachia operations due to ongoing weak coal market conditions for met and steam coal produced from this region. Future market conditions will determine the duration that its Central Appalachia operations remain idle.

For the three and nine months ended September 30, 2015, Rhino generated revenues of approximately $54.1 million and $167.1 million, respectively, and it generated net losses of approximately $9.3 million and $21.3 million, respectively. For the three months ended September 30, 2015, Rhino produced approximately 0.8 million tons of coal and sold approximately 0.9 million tons of coal, of which approximately 78% of tons sold were sold pursuant to supply contracts. For the nine months ended September 30, 2015, Rhino produced and sold approximately 2.8 million tons of coal, of which approximately 82% of tons sold were sold pursuant to supply contracts.

Acquisition of Additional Common Units in Rhino Resource Partners, LP

On March 21, 2016, the Company entered into a Securities Purchase Agreement (the “SPA”) with Rhino, under which the Company purchased 60,000,000 newly issued Common Units of Rhino for $0.15 per Common Unit, for a total investment in Rhino of $9,000,000. Closing under the SPA occurred on March 22, 2016. The Company paid the purchase by making a cash payment of $2,000,000 and by issuing a promissory note in the amount of $7,000,000 to Rhino, which is payable without interest on the following schedule: $3,000,000 on or before July 31, 2016; $2,000,000 on or before September 30, 2016; and $2,000,000 on or before December 31, 2016.

Rhino has the right to rescind the note installments due on September 30, 2016 and December 31, 2016 before such installments are paid in the event the disinterested members of Rhino’s board conclude that Rhino does not need the capital that would be provided by the installments. If Rhino elects to rescind either or both installments, Company will be obligated to return for cancellation 13,333,333 Common Units for each installment.

In the event Rhino fails to exercise its rescission rights as to the installments due on September 30, 2016 and December 31, 2016, Rhino will have an option to repurchase the Common Units represented by those installments at a price of $0.30 per Common Unit, which option may only be exercised in full and in cash as to each installment on or before December 31, 2017.

The Company has the right to cancel any installment and return the Common Units represented by the installment to Rhino for cancellation in the event certain conditions are not true as of the time any installment of the note is due. Such conditions are that all representations and warranties in the SPA remain true and correct, Rhino has entered into an agreement to extent its Credit Agreement with PNC Bank, N.A. to December 31, 2017, and that Rhino is not then in default under its Credit Agreement with PNC Bank, N.A.

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The note is secured by a first lien on the 46,666,667 of the Common Units issued under the SPA. The installment due on July 31, 2016 is with full recourse to the Company. The installments due on September 30, 2016 and December 31, 2016 are nonrecourse to the Company, and Rhino’s only recourse is to cancel the Common Units represented by the installments in full satisfaction of the installments. The Common Units are subject to a restrictive legend which prevents any transfer by the Company of certain of the Common Units until all installments are paid and all rights of rescission and repurchase have expired unexercised.

Reconstitution of Board of Directors of Rhino

In connection with Royal’s purchase of a controlling interest in Rhino, all of the existing directors of Rhino resigned except for Joseph Funk, who is Rhino’s chief executive officer, and James F. Tompkins who is an independent director. On March 18, 2016, Royal appointed William Tuorto, Ronald Phillips, Ian Ganzer, Douglas Holsted and Brian Hughs, who are officers and directors of Royal, and are therefore interested directors. Royal also appointed Michael Thompson and David Hanig to the board of directors of Rhino. Messrs. Thompson and Hanig are unaffiliated with Royal, and therefore are independent directors.

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

Acquisition of Control of Rhino

See Item 1.01.

Blaze Mining Company, LLC Option Termination

On May 29, 2015, the Company entered into an Option Agreement with Blaze Energy Corp. (“Blaze”) to acquire all of the membership units of Blaze Mining Company, LLC (“Blaze Mining”), which is a wholly-owned subsidiary of Blaze. Under the Option Agreement, as amended, the Company had the right to complete the purchase through March 31, 2016 by the issuance of 1,272,858 shares of the Company’s common stock and payment of $250,000 in cash. Blaze Mining controlled operations for and had the right to acquire 100% ownership of the Alpheus Coal Impoundment reclamation site in McDowell County, West Virginia under a contract with Gary Partners, LLC, which owned the property. On February 22, 2016, the Company facilitated a series of transactions wherein: (i) Blaze Mining and Blaze entered into an Asset Purchase Agreement to acquire substantially all of the assets of Gary Partners, LLC; (ii) Blaze Mining entered into an Assignment Agreement to assign its rights under the Asset Purchase Agreement to a third party; and (iii) the Company and Blaze entered into an Option Termination Agreement, as amended, whereby the following royalties granted to Blaze Mining under the Assignment Agreement were assigned to the Company: a $1.25 per ton royalty on raw coal or coal refuse mined or removed from the property, and a $1.75 per ton on processed or refined coal or coal refuse mined or removed from the property (the “Royalties”). Pursuant to the Option Termination Agreement, the parties thereby agreed to terminate the Option Agreement by the issuance of 1,750,000 shares of the Company’s common stock to Blaze in consideration for the payment by Blaze of $350,000 to Royal and the assignment by Blaze of the Royalties to the Company. The transactions closed on March 22, 2016.

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Section 8 - Other Events

Item 8.01 Other Events.

On January 21, 2016 the Company acquired 6,769,112 Common Units of Rhino which represent approximately 40.0% of the issued and outstanding Common Units of Rhino, and 23.1% of the total outstanding Common Units and Subordinated Units. On March 17, 2016, the Company acquired Rhino GP, LLC and 9,455,252 Subordinated Units of Rhino. The Subordinated Units now owned by the Company represent approximately 76.5% of the issued and outstanding Subordinated Units of Rhino, and when combined with the Common Units already owned by the Company, represent approximately 55.4% of the outstanding Units of Rhino. Rhino GP, LLC is the general partner of Rhino, and in that capacity controls Rhino. See Item 1.01 herein, for a more complete description of these transactions.

Attached as Exhibit A to a Form 8-K filed by the Company on January 27, 2016 is a description of Rhino’s business and assets, which is derived from Rhino’s description of its business in its Form 10-K for the year ended December 31, 2014, and subsequent reports filed on Forms 10-Q and 8-K.

The Company’s investment in Rhino is subject to all of the risks to which Rhino’s underlying business is subject. Attached as Exhibit B to a Form 8-K filed by the Company on January 27, 2016, are excerpts of the risk factors that Rhino discloses about its business, which is derived from the risk factors disclosed by Rhino in its Form 10-K for the year ended December 31, 2014, and subsequent reports filed on Forms 10-Q and 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Securities Purchase Agreement between Royal Energy Resources, Inc. and Rhino Resource Partners, LP

99.1	Press Release dated March 18, 2016.

99.2	Press Release dated March 23, 2016

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SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ROYAL ENERGY RESOURCES, INC.

Date: March 23, 2016	By:	/s/ William L. Tuorto
William L. Tuorto, Chief Executive Officer

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